Exhibit 99.2

NEWS RELEASE

RAMBUS UPDATES FOURTH QUARTER REVENUE GUIDANCE

SUNNYVALE, CA – December 6, 2010 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today updated its guidance for the quarter ending December 31, 2010.  As a result of the patent license agreement with Elpida announced earlier today, the Company revised its revenue guidance for the quarter to be between $85 million and $93 million. Rambus initially provided revenue guidance for the quarter in the range of $40 million and $50 million.

“The Elpida agreement is estimated to result in royalty payments of $180 million to Rambus over the next five years, including $47 million to be paid in the current quarter,” said Harold Hughes, president and chief executive officer of Rambus.  “With this agreement, we now have more than half of the DRAM market licensed, providing system manufacturers more choices of supply for licensed DRAM products.”

Forward Looking Statements and Other Information
This press release contains forward-looking statements related to our revised guidance and expected results of operations for the quarter ending December 31, 2010 and estimates of payments under our patent license agreement with Elpida.  Actual results may differ materially from those contained in the forward-looking statements.  Please refer to the documents Rambus files with the SEC, including Rambus’ most recent Form 10-K and Form 10-Q.  These SEC filings contain and identify important factors that could cause Rambus’ consolidated financial results to differ materially from those contained in Rambus’ forward-looking statements.  Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance, or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our Forms 10-K and 10-Q.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enriching the end-user experience of electronic systems. Rambus’ patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Sunnyvale, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com